Form 10-K405, Exhibit 13
period 1996-06-30
CACI INTERNATIONAL INC /DE/
filed 1996-09-27
CIK 16058

EXHIBIT 13

                              FINANCIAL CONTENTS

Selected Financial Information

Management's Discussion and Analysis

Schedule II: Valuation and Qualifying Accounts

Independent Auditors' Consent to incorporation of the financial information related to the Independent Auditors' Report by reference from the Annual Report to Shareholders

Independent Auditors' Report on Consolidated Financial Statement Schedule

Report of Independent Auditors

Statements of Operations

Balance Sheets

Statements of Cash Flows

Statements of Shareholders' Equity

Notes to Financial Statements

Quarterly Results

                            CACI INTERNATIONAL INC
                    FIVE YEAR SELECTED FINANCIAL INFORMATION
                    (amounts in thousands, except share data)

                              INCOME STATEMENT DATA

Year ended June 30,                       1996        1995        1994        1993        1992
- -------------------                     --------    --------    --------    --------    --------

Revenues                                $244,615    $232,964    $183,700    $145,148    $139,878

Costs and expenses
  Direct costs                           133,184     126,442      97,584      75,804      74,536
  Indirect costs and selling expenses     89,160      87,688      71,126      57,797      55,289
  Depreciation and amortization            5,510       4,981       4,341       3,367       2,556
                                        --------    --------    --------    --------    --------
  Operating expenses                     227,854     219,111     173,051     136,968     132,381
                                        --------    --------    --------    --------    --------
  Income from operations                  16,761      13,853      10,649       8,180       7,497
  Interest expenses                          605         478         420         471         359
  Shareholder lawsuit and merger costs         -           -           -         901           -
  Excess facilities and
    lease termination cost                     -           -           -       1,921           -
                                        --------    --------    --------    --------    --------

Earnings before income taxes              16,156      13,375      10,229       4,887       7,138
Income taxes                               6,305       5,219       3,893       1,907       2,928
                                        --------    --------    --------    --------    --------

Income before extraordinary item           9,851       8,156       6,336       2,980       4,210
Extraordinary item-cost of
 shareholder lawsuit settlement
 (net of $194 tax benefit)                     -           -        (300)          -           -
                                        --------    --------    --------    --------    --------

Net income                              $  9,851    $  8,156    $  6,036    $  2,980    $  4,210
                                        ========    ========    ========    ========    ========

Earnings per share
Income before extraordinary item        $   0.92    $   0.77    $   0.60    $   0.29    $   0.40
Extraordinary item                             -           -       (0.03)          -           -
                                        --------    --------    --------    --------    --------
Net Income                              $   0.92    $   0.77    $   0.57    $   0.29    $   0.40
                                        ========    ========    ========    ========    ========

                                                         BALANCE SHEET DATA

June 30,                                  1996         1995       1994        1993        1992
- ------------------                      --------     --------   --------    --------    --------

Total assets                            $103,308     $ 74,642   $ 70,999    $ 58,417    $ 55,835
Long-term obligations                      2,414        2,340      2,492       2,898       2,901
Working capital                           28,675       26,517     22,009      21,937      24,055
Shareholders' equity                      55,338       44,485     37,738      30,497      28,923

          MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION
                            & RESULTS OF OPERATIONS

The following discussion and analysis is provided to enhance the understanding of, and should be read in conjunction with, the Financial Statements and the related Notes. All years refer to the Company's fiscal year end of June 30.

REVENUES

The table below sets forth, for the periods indicated, the customer mix in revenues with related percentages of total revenues.

                  (dollars in thousands, except as percents)

                                      1996                  1995                   1994
                              ------------------    ------------------    -------------------
Department of Defense         $130,432     53.3%    $120,104     51.6%    $ 94,569      51.5%
Federal Civilian Agencies       59,178     24.2       55,541     23.8       35,698      19.4
Commercial                      47,479     19.4       48,286     20.7       46,859      25.5
State & Local Governments        7,526      3.1        9,033      3.9        6,574       3.6
                              --------    ------    --------    ------    --------     ------
Total                         $244,615    100.0%    $232,964    100.0%    $183,700     100.0%
                              ========    ======    ========    ======    ========     ======

Total revenues in 1996 increased by 5% from $233.0 million to $244.6 million, primarily due to two acquisitions during the year. On September 1, 1995, the Company acquired Automated Sciences Group, Inc. ("ASG") which added $12.0 million of revenues in the year. On January 1, 1996, IMS Technologies, Inc. ("IMS") was acquired and contributed $8.6 million to 1996 revenues. Lack of internal growth was partially attributable to the extensive delays in approval of federal government budgets during the past year which resulted in delays in new federal procurements.

1995 revenues of $233.0 million grew 27% from the previous year, an increase of $49.3 million. Most of the increase in 1995, $38.3 million, was from internal growth. The remainder of the increase was the result of the full-year effect of an acquisition on December 1, 1993, of the Government Services business of SofTech, Inc.

The 1996 Department of Defense ("DoD") revenue increase of $10.3 million was primarily attributable to the two acquisitions made during the year. This revenue increase was partially offset by the give back to the prime contractor of a U.S. Navy contract by the Company on April 1, 1995. This subcontract generated approximately $6.2 million in revenue in 1995, but was breakeven in terms of its profitability. The 1995 $25.5 million DoD revenue increase was primarily attributable to $14.0 million of internally generated revenues and the 1994 acquisition of the Government Services business of SofTech, Inc. which added approximately $11.0 million.

Federal Civilian Agencies revenues are primarily derived from Department of Justice ("DoJ") litigation support efforts. The litigation support business with DoJ has grown substantially over many years. However, it is subject to significant year-to-year fluctuations based on DoJ's case load. Revenues from DoJ were $47.4 million, $49.2 million and $28.9 million in 1996, 1995 and 1994, respectively. 1996 revenues from Federal Civilian Agencies were enhanced by $8.3 million derived from the acquisitions of ASG and IMS.

Commercial revenues are primarily derived from the Company's Marketing Systems Group located in the U.K., and to a lesser degree from the Simulation Systems Group and from commercial litigation support. In 1996, revenues declined $0.8 million largely as a result of a delay in the Marketing Systems Group's introductions of a Windows (R) 95 version of its InSite(TM) product until mid-year causing revenues to decrease to $28.8 million from last year's $30.2 million. Revenues from the Simulation Systems Group remained level at $9.6 million. The $1.5 million revenue increase in 1995 over 1994 was largely the result of a $3.4 million increase in Marketing Systems Group revenue offset by a decline from commercial litigation support.

The $2.4 million increase in State & Local Governments revenue in 1995, as compared with 1994, was principally due to the growth in systems development contracts with various state motor vehicle departments. The $1.5 million decline in 1996 revenue resulted primarily from an early termination from one of these efforts.

The Company's total backlog at July 31, 1996, increased to $705 million, or 20%, from prior year's $588 million.

RESULTS OF OPERATIONS

In 1996, income from operations grew $2.9 million to $16.8 million, and as a percent of revenues improved from 5.9% to 6.8% This margin improvement was the result of increased revenue, management's control of discretionary costs, $0.9 million in favorable settlements of contract claims, coupled with a shift in contract mix from lower to higher margin business. In 1995, income from operations grew $3.2 million to $13.9 million, principally as a result of the 27% increase in revenues. The margins also rose from 5.8% to 5.9% in 1995 from a reduction in indirect costs as a percent of revenues.

The following table sets forth the relative percentages that certain items of expense and earnings bear to revenues.

                                         1996       1995       1994
                                        ----------------------------
Revenues                                100.0%     100.0%     100.0%
Costs and expenses
  Direct costs                           54.4       54.3       53.1
  Indirect costs & selling expenses      36.5       37.7       38.7
  Depreciation & amortization             2.3        2.1        2.4
                                        ----------------------------
  Total operating expenses               93.2       94.1       94.2
                                        ----------------------------
Income from operations                    6.8        5.9        5.8
Interest expense                          0.2        0.2        0.2
                                        ----------------------------
Earnings before income taxes              6.6        5.7        5.6
Income taxes                              2.6        2.2        2.1
Extraordinary item                        0.0        0.0        0.2
                                        ----------------------------
Net income                                4.0%       3.5%       3.3%
                                        ============================

During the last three years, as a percentage of revenue, total direct costs remained relatively stable at 54.4%, 54.3% and 53.1%. Direct costs include direct labor and other direct costs (i.e., non-labor) which are generally passed through to the customer without significant mark-up. Direct labor, the principal driver of profit-bearing revenue, increased in 1996 as a percent of total direct costs to 65.9% from 63.3% in 1995 and 64.5% in 1994. The higher proportion of direct labor improved overall profit margins.

Indirect & selling expense includes fringe benefits, marketing and bid & proposal costs, indirect labor, and other indirect discretionary costs. Fringe benefits, representing the largest category of indirect expenses, increased proportionally to direct labor in 1995 and in 1996. From 1994 to 1996, indirect costs, as a percentage of revenue, have been declining -- from 38.7% to 37.7% to 36.5%, respectively. The decline in expenses as a percent of revenues in 1996 is due primarily to management's efforts to reduce discretionary costs by $1.5 million to offset the negative effects on revenue of delays that resulted from the 1996 Federal Government budget process. The reduction in the percentage of indirect costs from 1994 to 1995 was principally due to control of growth of management costs while revenues were increasing sharply. Throughout this three-year period, the Company has maintained a high level of marketing and bid & proposal activity.

Depreciation & amortization expense increased in 1996 by $0.5 million to $5.5 million. An increased level of fixed asset acquisitions, primarily purchases of computing and network equipment, coupled with the addition of ASG and IMS fixed assets, accounted for about half of the growth. The remainder of the growth was the result of ASG and IMS goodwill amortization. The 1995 depreciation and amortization expense increase of $0.7 million to $5.0 million was primarily the result of purchases of computing and network equipment, reduction in depreciation life of computer equipment, and the addition of goodwill amortization of the Government Services business of SofTech, Inc. See Note 10 to the Financial Statements.

Interest costs remained at 0.2% of revenues for period 1994, 1995 and 1996. In 1996, interest costs increased by $127,000, primarily as a result of a $1.7 million increase in average borrowings to $8.6 million from $6.9 million. The increased borrowings were incurred to support the acquisitions. The 1995 increase in interest costs was primarily the result of an increase in average interest rates from 5.0% to 7.0%, partially offset by a 14.0% reduction in the average line of credit balance.

The effective income tax rates in 1996, 1995, and 1994 were 39%, 39%, and 38%, respectively. The lower effective tax rate in 1994 was primarily associated with the level of earnings from the Company's U.K. subsidiary, where the Company enjoys a lower tax rate as compared with U.S. income.

The 1994 extraordinary item reflects a provision made to cover the costs of settling outstanding shareholder lawsuits. The provision equates to a $0.5 million pre-tax expense, and $0.3 million net of tax.

EFFECTS OF INFLATION

Approximately one-third of the Company's business is conducted under cost-reimbursable contracts which automatically adjust revenues to cover increased costs from inflation. About 40% of the business is under time and materials contracts where labor rates are often fixed for several years. The Company generally is able to price these contracts in a manner to accommodate rates of inflation as experienced in recent years. The remaining portion of the Company's business is fixed-price and is primarily for product sales or other short-term efforts that would not be adversely affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of cash are from operating activities and bank borrowings. The Company's primary requirement for working capital is to carry billed and unbilled receivables, a majority of which are due under prime contracts with the U.S. Government, or subcontracts thereunder.

During the past three years, the Company has consistently generated positive cash flow from operations sufficient to meet its normal working capital requirements and capital expenditures. In 1996, the Company drew on its bank revolving line of credit to fund the previously mentioned acquisitions. Month-end borrowings peaked in January at $15.2 million following the IMS acquisition, but were reduced to $10.0 million by year-end from internally generated cash flows. Also see Note 10 to the Financial Statements.

In anticipation of continuing its strategy of acquisitions, on July 26, 1996, the company entered into a new three-year unsecured revolving line of credit. The new agreement permits borrowings of up to $50 million, with a sublimit of $30 million in the first year to be available for acquisitions of businesses. See Note 4 to the Financial Statements.

While the company did not purchase any of its shares in 1996, it has repurchased its shares in the open market in prior years. The Company has never paid any cash dividends as its policy is to invest earnings in the growth of the Company.

Accordingly, the Company believes that the combination of internally generated funds, available bank credit and cash on hand will provide for the required liquidity and capital resources for the foreseeable future.

                                                               SCHEDULE II

                 CACI INTERNATIONAL INC AND SUBSIDIARIES
                    VALUATION AND QUALIFYING ACCOUNTS
              FOR YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                             (dollars in thousands)

                           Balance
                             at         Other                  Changes    Balance
                          Beginning   Additions                  Add     at End of
Description               of Period    at Cost    Deductions  (Deduct)    Period
- -----------               ---------   ---------   ----------  --------   ---------
1996
- ----

Reserves deducted from
  assets to which they
  apply:
    Allowances for
     doubtful receivables   $1,415      $382       $  (103)     $551      $2,245
                            ======      ====       =======      ====      ======
1995
- ----

Reserves deducted from
  assets to which they
  apply:
    Allowances for
     doubtful receivables   $1,664      $493       $  (754)     $ 12      $1,415
                            ======      ====       =======      ====      ======
1994
- ----

Reserves deducted from
  assets to which they
  apply:
    Allowances for
     doubtful receivables   $2,312      $294       $(1,105)     $163      $1,664
                            ======      ====       =======      ====      ======

                 INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Annual Report of CACI International Inc and subsidiaries on Form 10-K of our report dated August 12, 1996, appearing in the 1996 Annual Report to Shareholders of CACI International Inc and subsidiaries for the year ended June 30, 1996.

     /s/

Washington, D.C.
September 26, 1996

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of CACI International Inc
Arlington, Virginia

We have audited the consolidated financial statements of CACI International Inc and subsidiaries (the Company) for the years ended June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996, and have issued our report thereon dated August 12, 1996; such consolidated financial statements and report are included in the 1996 Annual Report to Shareholders of CACI International Inc and subsidiaries and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of the Company, listed in the index at Item 14(a)2. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       /s/

Washington, D.C.
August 12, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
CACI International Inc
Arlington, Virginia


We have audited the accompanying consolidated balance sheets of CACI International Inc and subsidiaries (the Company) as of June 30, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

          /s/

Washington, D.C.
August 12, 1996

                            CACI INTERNATIONAL INC
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (amounts in thousands, except per share data)

Year ended June 30,                        1996               1995               1994
- -------------------                      --------           --------          --------

Revenues                                 $244,615           $232,964          $183,700

Costs and expenses
  Direct costs                            133,184            126,442            97,584
  Indirect costs and selling expenses      89,160             87,688            71,126
  Depreciation and amortization             5,510              4,981             4,341
                                         --------           --------          --------
  Total operating expenses                227,854            219,111           173,051
                                         --------           --------          --------

Income from operations                     16,761             13,853            10,649

Interest expense                              605                478               420
                                         --------           --------          --------

Income before income taxes and
  extraordinary item                       16,156             13,375            10,229

Income taxes                                6,305              5,219             3,893
                                         --------           --------          --------

Income before extraordinary item            9,851              8,156             6,336

Extraordinary item: cost of
  shareholder lawsuit settlement
  (net of tax benefit)                          -                  -              (300)
                                         --------           --------          --------

Net income                               $  9,851           $  8,156          $  6,036
                                         ========           ========          ========

Earnings per share:

Income before extraordinary item         $   0.92           $   0.77          $   0.60
Extraordinary item                              -                  -             (0.03)
                                         --------           --------          --------
Net income                               $   0.92           $   0.77          $   0.57
                                         ========           ========          ========

Weighted average shares outstanding        10,716             10,611            10,615


(See Notes to Consolidated Financial Statements)

                            CACI INTERNATIONAL INC
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                    ASSETS
                                    ------
June 30,                                           1996                1995
- ----------------------------------------------------------------------------

Current assets
  Cash and equivalents                           $  1,778            $ 1,996
  Accounts receivable
    Billed                                         59,330             42,188
    Unbilled                                        7,770              6,134
                                                 ---------------------------
    Total accounts receivable                      67,100             48,322
                                                 ---------------------------

  Income taxes receivable                           1,627                  -
  Deferred income taxes                               133                156
  Prepaid expenses and other                        3,593              3,860
                                                 ---------------------------
Total current assets                               74,231             54,334
Property and equipment
  Equipment and furniture                          24,007             20,644
  Leasehold improvements                            2,186              1,809
                                                 ---------------------------
  Property and equipment, at cost                  26,193             22,453
  Accumulated depreciation and amortization       (17,138)           (13,927)
                                                 ---------------------------
  Total property and equipment, net                 9,055              8,526
                                                 ---------------------------

Accounts receivable, long term                      7,289              4,489
Goodwill                                           10,548              5,413
Other assets                                        1,813              1,182
Deferred income taxes                                 372                698
                                                 ---------------------------

TOTAL ASSETS                                     $103,308            $74,642
                                                 ===========================

                            CACI INTERNATIONAL INC
                    CONSOLIDATED BALANCE SHEETS (continued)
                             (dollars in thousands)


                     LIABILITIES AND SHAREHOLDERS' EQUITY
June 30,                                           1996                1995
- ----------------------------------------------------------------------------

Current liabilities
  Note payable                                   $  9,987            $     -
  Accounts payable and accrued expenses            19,196             11,719
  Accrued compensation and benefits                13,406             13,310
  Deferred rent expense                               724                561
  Income taxes payable                                  -              1,944
  Deferred income taxes                             2,243                283
                                                 ---------------------------
Total current liabilities                          45,556             27,817
                                                 ---------------------------

Deferred rent expenses                              2,274              2,197
Deferred income taxes                                 140                143

Shareholders' equity
Common stock -
  $.10 par value, 40,000,000 shares authorized,
  13,755,000 and 13,568,000 shares issued           1,376              1,357
Capital in excess of par                            6,239              5,053
Retained earnings                                  62,628             52,777
Cumulative currency translation adjustments        (1,243)            (1,040)
Treasury stock, at cost
  (3,526,000 shares and 3,526,000 shares)         (13,662)           (13,662)
                                                 ---------------------------
Total shareholders' equity                         55,338             44,485
                                                 ---------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $103,308            $74,642
                                                 ===========================

See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

Year ended June 30,                                        1996         1995          1994
- -------------------                                      -------      -------       -------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                               $  9,851      $ 8,156       $ 6,036
Reconciliation of net income to net cash
provided by operating activities
  Depreciation and amortization                             5,510        4,981         4,341
  Loss(gain) on sale of property and equipment                 11          (12)           54
  Provision for deferred income taxes                         811         (516)         (816)

Changes in operating assets and liabilities
  Accounts receivable                                      (5,636)      (1,534)      (10,122)
  Prepaid expenses and other assets                           177          426          (593)
  Accounts payable and accrued expenses                     1,558       (4,811)        5,902
  Accrued compensation and vacation                        (1,667)       2,664         3,637
  Deferred rent expense                                      (462)         (49)          (26)
  Income taxes (receivable) payable                        (3,571)          64           715
                                                          -------      -------       -------

Net cash provided by operating activities                   6,582        9,369         9,128
                                                          -------      -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of property and equipment                     (4,198)      (4,172)       (2,671)
Proceeds from sale of property and equipment                   62           91           103
Purchase of businesses                                    (13,372)           -        (4,508)
Other                                                        (463)         133          (411)
                                                          -------       ------       -------

Net cash used in investing activities                     (17,971)      (3,948)       (7,487)
                                                          -------       ------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds under line-of-credit                             109,173       79,684        86,982
Payments under line-of-credit                             (99,186)     (82,429)      (91,460)
Proceeds from stock options                                 1,205          470         1,161
Purchase of common stock for treasury                           -       (2,154)         (157)
                                                         --------      -------       -------

Net cash provided by (used in) financing activities        11,192       (4,429)       (3,474)
                                                         --------      -------       -------

Effect of exchanges rates on cash and equivalents             (21)          63            49
                                                         --------      -------       -------

Net (decrease) increase in cash and equivalents              (218)       1,055        (1,784)
Cash and equivalents, beginning of period                   1,996          941         2,725
                                                         --------      -------       -------

Cash and equivalents, end of period                      $  1,778      $ 1,996       $   941
                                                         ========      =======       =======

Supplemental disclosures of cash flow information

Cash paid during the year for
  Income taxes, net of refunds                           $  7,240      $ 4,632       $ 1,784
                                                         ========      =======       =======
  Interest                                               $    609      $   515       $   410
                                                         ========      =======       =======


See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                            (amounts in thousands)

                                                 Common Stock
Cumulative
                                        Class A              Class B         Capital
 currency      Treasury Stock          Total
                                      ---------------    ---------------    in excess     Retained
translation    -----------------    Shareholder's
                                      Shares   Amount    Shares   Amount      of par      earnings
adjustments    Shares   Amount         equity
                                      ------   ------    ------   ------    ---------     --------
- -----------    ------  ---------    -------------
BALANCE, July 1, 1993                 13,130   $1,313      115      $12       $3,454      $38,585
$(1,516)      3,232   $(11,351)      $30,497

Net income                                 -        -        -        -            -        6,036
      -           -          -         6,036
Currency translation adjustments           -        -        -        -            -            -
    201           -          -           201
Exercise of stock options
  (including $494 income
  tax benefit)                           245       24        -        -        1,137            -
      -           -          -         1,161
Conversion of Class B shares             115       12     (115)     (12)
Treasury shares purchased                  -        -        -        -            -            -
      -          19       (157)         (157)
                                      ------   ------     ----      ---       ------      -------
- -------       -----   --------       -------

BALANCE, June 30, 1994                13,490    1,349        -        -        4,591       44,621
 (1,315)      3,251    (11,508)       37,738

Net income                                 -        -        -        -            -        8,156
      -           -          -         8,156
Currency translation adjustments           -        -        -        -            -            -
    275           -          -           275
Exercise of stock options
  (including $184
  income tax benefit)                     78        8        -        -          462            -
      -           -          -           470
Treasury shares purchased                  -        -        -        -            -            -
      -         275     (2,154)       (2,154)
                                      ------   ------     ----      ---       ------      -------
- -------       -----   --------       -------

BALANCE, June 30, 1995                13,568    1,357        -        -        5,053       52,777
 (1,040)      3,526    (13,662)       44,485

Net income                                 -        -        -        -            -        9,851
      -           -          -         9,851
Currency translation adjustments           -        -        -        -            -            -
   (203)          -          -          (203)
Exercise of stock options
  (including $618
  income tax benefit)                    187       19        -        -        1,186            -
      -           -          -         1,205
                                      ------   ------     ----      ---       ------      -------
- -------       -----   --------       -------

BALANCE, June 30, 1996                13,755   $1,376        -      $ -       $6,239      $62,628
$(1,243)      3,526   $(13,662)      $55,338
                                      ======   ======     ====      ===       ======      =======
=======       =====   ========       =======


[FN] As of June 30, 1994, all Class A Common Stock was classified as
     Common Stock.

See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITIES

The Company is an international information systems and high technology services corporation. It is a world leader in computer-based information technology systems, custom software, integration and operations, imaging and document management, simulation, and proprietary database and software products. The Company provides worldwide services in support of United States national defense and civilian agencies, state governments, and commercial enterprises.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the statements of CACI International Inc and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenue on fixed-price contracts is recognized on the percentage of completion method based on costs incurred in relation to total estimated costs. Revenue on time and materials contracts is recognized to the extent of billable rates times hours delivered plus materials expense incurred. Revenue from software license sales is recognized upon delivery when there is no significant obligation to perform after the sale, but is recognized under the percentage of completion method when there is significant obligation for production, modification or customization after the sale. Revenue from maintenance support services on these products is nonrefundable and generally recognized on a straight-line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

The Company's United States Government contracts (approximately 78% of total revenue) are subject to subsequent government audit of direct and indirect costs. All such incurred cost audits have been completed through June 30, 1994. Management does not anticipate any material adjustment to the consolidated financial statements for subsequent periods.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation of equipment has been provided over the estimated useful lives of three to ten years of the respective assets, using primarily the straight-line method. Leasehold improvements are generally amortized using the straight-line method over the respective remaining lease term or the useful life of the improvements, whichever is shorter.

CAPITALIZED SOFTWARE COSTS

The Company capitalizes certain product-related software development costs after technological feasibility and marketability have been demonstrated. These costs are amortized on a product-by-product basis over their estimated economic useful lives, which range from three to five years.

INCOME TAXES

Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are recognized for the future tax consequences of differences between tax bases of assets and liabilities and financial reporting amounts, based upon enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. The adoption of SFAS 109 had no material impact on operations.

U.S. income taxes have not been provided on $16,240,000 in undistributed earnings of foreign subsidiaries that have been permanently reinvested outside the United States.

CURRENCY TRANSLATION

The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of such translation gains and losses is not included in determining net income but is accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income.

EARNINGS PER SHARE

Earnings per share is computed by dividing net earnings by the weighted average number of shares and equivalent shares outstanding during each of the years ended June 30, 1996, 1995, and 1994 of 10,716,000, 10,611,000, and
10,615,000, respectively. The weighted averages include the number of shares issuable upon exercise of stock options granted under the employee stock incentive plan after the assumed repurchase of shares with the related proceeds.

STATEMENT OF CASH FLOWS

Short-term investments with an original maturity of three months or less are considered cash equivalents.

GOODWILL

The excess of cost over fair market value of net assets acquired is being amortized, using the straight line method, generally over 15 years. Accumulated amortization was $1,855,000 and $1,066,000 at June 30, 1996 and June 30, 1995, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

During 1996, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). This statement requires that such assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable and that such assets be reported at the lower of carrying amount or fair value. The Company will adopt SFAS No. 121 during fiscal 1997 and, based on current circumstances, does not expect a material impact on its results of operations or financial position.

Also during 1996, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" was issued, which is effective for years beginning after December 15, 1995. This statement requires footnote disclosure of the pro forma impact on net income and earnings per share of the compensation cost that would have been recognized if the fair value of all stock-based awards was recorded in the income statement. The disclosure provisions of this statement will be adopted during fiscal 1997.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's accounts payable and accrued expenses approximate their fair value. The line of credit has a floating interest rate that varies with current indices, and as such, its recorded value approximates fair value.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements in order for them to conform to the current presentation.


NOTE 2.  CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The costs capitalized and amortized for the years ended June 30, 1996, 1995, and 1994 were as follows:

(dollars in thousands)                  1996        1995       1994
                                       ----------------------------
Annual activity
   Balance, beginning of year          $1,068      $  865      $775
   Capitalized during year                422         478       332
   Amortized during year                 (261)       (275)     (242)
                                       ----------------------------
   Balance, end of year                $1,229      $1,068      $865
                                       ============================
Amounts included in:
   Current assets                      $  461      $  263      $275
   Other assets                        $  768      $  805      $590

NOTE 3.  ACCOUNTS RECEIVABLE

Total accounts receivable are net of allowance for doubtful accounts of $2,245,000 and $1,415,000 at June 30, 1996 and June 30, 1995, respectively.
Accounts receivable are classified as follows:


(dollars in thousands)                           1996          1995
- ---------------------------------------------------------------------
Billed and billable receivables
   Billed receivables                           $53,836       $35,960
   Billable receivables at end of period          5,494         6,228
                                                ---------------------
   Total                                         59,330        42,188
                                                ---------------------

Unbilled receivables
   Unbilled pending receipt of contractual
     documents authorizing billing                7,598         5,799
   Unbilled retainages and fee withholds
     expected to be billed within the
     next 12 months                                 172           335
                                                ---------------------
                                                  7,770         6,134
   Unbilled retainages and fee
     withholds expected to be billed
     beyond the next 12 months                    7,289         4,489
                                                ---------------------
   Total unbilled receivables                    15,059        10,623
                                                ---------------------

Total accounts receivable                       $74,389       $52,811
                                                =====================


NOTE 4.  NOTE PAYABLE

The Company had a $25 million revolving credit agreement scheduled to expire on March 31, 1997. Under this agreement, the Company had outstanding borrowings of $9,987,000 at June 30, 1996 and no borrowings at June 30, 1995. Interest was charged on the outstanding borrowings at the lower of the bank's daily prime commercial lending rate or the Federal Funds rate plus 0.90% at June 30, 1996 and 1995. The applicable interest rate on the loan balance was 5.9% and 7.01% at June 30, 1996 and 1995, respectively. The credit agreement required, among other provisions, the maintenance of certain levels of net worth and working capital and placed certain restrictions on cash dividends and additional debt.

On July 26, 1996, the Company entered into a new revolving bank credit agreement which permits loans of up to $50 million, with sublimits of $30 million in the first year for acquisitions and $10 million for dividends and repurchase of Company stock. The agreement permits various London Interbank Offered Rate ("LIBOR"), Prime Rate, and Federal Funds based borrowing options. The current LIBOR option is at the applicable LIBOR rate plus 0.80%. In addition, the Company pays a fee of 0.09% on the unused portion of the facility. The interest rate and unused fee can increase based on increases in the debt leverage ratio. The agreement contains customary financial covenants and ratios related to tangible net worth, debt leverage ratios, fixed charges coverage, and working capital.

NOTE 5.  INCOME TAXES

The provision (benefit) for income taxes for year ended June 30, consists of:

(dollars in thousands)        1996         1995         1994
- -------------------------------------------------------------
Current:
   Federal                   $3,668       $3,649       $1,894
   State and local              802          798          696
   Foreign                    1,024          291        1,151
                             --------------------------------
   Total current              5,494        4,738        3,741
Deferred:
   Federal                      693          207           97
   State and local              152           46           21
   Foreign                      (34)         228           34
                             --------------------------------
   Total deferred               811          481          152
                             --------------------------------
Total                        $6,305       $5,219       $3,893
                             ================================

A reconciliation of the income tax provision (benefit) and the amount computed by applying the statutory U.S. income tax rate of 34% is as follows for year ended June 30:

(dollars in thousands)                    1996       1995       1994
- ---------------------------------------------------------------------

Amount at statutory U.S. rate            $5,493     $4,548     $3,478
State taxes, net of U.S. income
   tax benefit                              630        557        473
Taxes on foreign earnings at
   different effective rates                (25)       102         15
Other expenses not deductible
   for tax purposes                         130         63         57
Nondeductable goodwill                      147         64          -
Foreign and research &
   development tax credits                  (70)      (115)      (130)
                                         ----------------------------
Total                                    $6,305     $5,219     $3,893
                                         ============================
Effective tax rate                         39.0%      39.0%      38.1%
                                         ============================

The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities at June 30, 1996 and 1995 are as follows:


(dollars in thousands)                         1996        1995
- ----------------------------------------------------------------
Deferred tax assets:
   Accrued vacation and other expenses        $3,685      $3,276
   Deferred rent                                 785       1,065
   Foreign transactions                          167         156
   Pension                                       163         207
                                              ------------------
   Total deferred tax assets                   4,800       4,704
                                              ------------------
Deferred tax liabilities:
   Unbilled revenue                           (5,679)     (3,698)
   Depreciation                                 (540)       (516)
   Other                                        (459)        (62)
                                              ------------------
   Total deferred tax liabilities             (6,678)     (4,276)
                                              ------------------

Net deferred tax (liability) asset           $(1,878)     $  428
                                             ===================

The Company utilizes the accrual net of unbillable revenue method for tax accounting purposes. Under this method, only revenue that is contractually billable is used to compute taxable income while certain expenses are not currently deductible.


NOTE 6. COMMON STOCK

At July 1, 1993, the Company's Common Stock consisted of Class A and Class B Common Stock, each with a $.10 par value, and each with 40,000,000 shares authorized. There were 13,130,000 Class A shares and 115,000 Class B shares outstanding at July 1, 1993, of which 3,194,000 Class A shares and 39,000 Class B shares were carried in Treasury at their acquisition cost. In October 1993, by the provisions of the Company's Charter, the Class B shares automatically converted to Class A Common Stock on a one-for-one basis, after which the Company had only one class of Common Stock.


NOTE 7.  STOCK INCENTIVE PLAN

The Company has an employee stock incentive plan (the "Plan") which provides that key employees may be awarded some or all of the following: non-qualified stock options; incentive stock options within the meaning of the Internal Revenue Code; and Common Stock. The stock option exercise prices would generally be at fair market value on the date of grant. The period during which each option is exercisable is determined when granted, but in no event are they exercisable after December 31, 2000. Any debt securities awarded under the Plan would be subordinate to existing and future secured debt of the Company and would be offered to the employees for purchase at their fair market value. At June 30, 1996, there were 1,804,000 shares reserved for future grants under the Plan. Pursuant to the terms of the Plan, no grants of options or other securities may be made after September 24, 1996.

On August 14, 1996, the Board of Directors approved a new Plan for presentation to the shareholders for approval at the Company's 1996 Annual Meeting. The new Plan would permit award of incentive and non-qualified stock options, stock appreciation rights and stock grants to officers and employees of the Company, and would limit total awards and stock grants to 1,500,000 shares over the life of the Plan.

Stock option activity and price information regarding the Plan follows:

                                          Number         Exercise
(shares in thousands)                    of shares         Price
- -------------------------------------------------------------------
Shares under option, July 1, 1993          1,519        $1.87-$5.03
   Granted                                   108        $5.87-$5.94
   Exercised                                (244)       $1.87-$4.75
   Forfeited                                  (2)             $3.50
                                         ---------
Shares under option, June 30, 1994         1,381        $1.87-$5.94
   Granted                                   133       $8.56-$10.88
   Exercised                                 (78)       $1.87-$5.94
   Forfeited                                 (22)       $1.87-$4.44
                                         ---------
Shares under option, June 30, 1995         1,414       $1.87-$10.88
   Granted                                   198      $10.00-$14.44
   Exercised                                (187)       $1.87-$5.94
   Forfeited                                 (46)      $3.50-$13.44
                                         ---------
Shares under option, June 30, 1996         1,379       $1.87-$14.44
                                         =========
Options exercisable, June 30, 1996           961       $1.87-$14.44
                                         =========

Exercise prices are based on the market price of the Company's Common Stock at the date the options are granted.


NOTE 8.  PENSION PLAN

The Company has a defined contribution pension plan covering approximately 85% of its employees. The company contributes to a trust an amount equal to 2.5% of qualified employee's total fiscal year cash compensation, up to $35,000 per year, and an amount equal to 5% of cash compensation paid in excess of $35,000 per year. The total consolidated pension expense for the years ended June 30, 1996, 1995, and 1994 was $2,745,000, $2,565,000, and
$1,939,000 respectively. The Company funds current pension costs as they accrue annually. The plan is qualified under the United States Internal Revenue Code, as determined by the United States Internal Revenue Service.


NOTE 9.  COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from leased office facilities, all of which are classified as operating leases and expire primarily over the next six years.

The following is a schedule of future minimum lease payments under non-cancelable leases with a remaining term greater than one year as of June 30, 1996:


                           Year ending     Operating
(dollars in thousands)       June 30,       leases
- ----------------------------------------------------
                               1997         $10,532
                               1998           8,919
                               1999           6,526
                               2000           4,578
                               2001           3,312
                        Later Years           1,826
                                            -------

       Total minimum lease payments         $35,693
                                            =======

Operating leases reflect the minimum lease payments net of a minimal amount
of sublease income.   Expense incurred from operating leases for the years
ended June 30, 1996, 1995, and 1994 amounted to $8,938,000, $8,376,000, and
$7,202,000 respectively.

The Company is involved in various lawsuits, claims, and administrative proceedings arising in the normal course of business. Management is of the opinion that any liability or loss associated with such matters will not have a material adverse effect on the Company's financial condition.


NOTE 10.  ACQUISITIONS

AUTOMATED SCIENCES GROUP, INC.

Effective September 1, 1995, the Company purchased all of the outstanding stock of Automated Sciences Group, Inc. ("ASG") for $4.9 million payable in cash over four years. ASG provides information technology, engineering and scientific environmental services to the U.S. Department of Defense ("DoD") and the U.S. Department of Energy. The purchase price is subject to a maximum $500,000 holdback contingent on the collection of certain receivables.

IMS TECHNOLOGIES, INC.

Effective January 1, 1996, the Company purchased all of the outstanding stock of IMS Technologies, Inc. ("IMS") for $6.5 million in cash payable at closing, plus $1.5 million in cash payable to the four founders of IMS over three years. IMS provides a wide range of computer systems development and systems integration for a variety of applications. These services are provided to DoD as well as Department of Justice, Department of Education, Internal Revenue Service, and Drug Enforcement Agency.

Both acquisitions were accounted for as purchases and were financed through bank borrowings. The preliminary estimates of goodwill, the amount that the purchase prices exceeded the fair values of the net assets acquired, is $2.8 million for ASG and $3.1 million for IMS. The resulting goodwill is being amortized on a straight-line basis over 15 years. The preliminary purchase price allocations are subject to change during the year following the acquisition as additional information concerning net asset valuation is obtained. Therefore, the final allocations may differ from the preliminary allocations. The Consolidated Statement of Operations includes the results of operation of ASG from September 1, 1995 and IMS from January 1, 1996.

The following unaudited pro forma summary presents information as if the acquisitions had occurred at the beginning of each fiscal year. The pro forma information is provided for information purposes only. It is based on historical information and does not purport to be indicative of what would have occurred if the acquisition was put into effect at the beginning of year 1996, 1995, or 1994, nor is it necessarily indicative of future results of operation of the combined enterprise.

PRO FORMA INFORMATION (UNAUDITED)

(dollars in thousands,
except share data)            1996        1995        1994
- ------------------------------------------------------------

Revenues                    $256,380    $274,605    $228,831
Net income                     8,371       7,500       4,591
Earnings per share              0.79        0.71        0.47


SOFTECH, INC.

On December 1, 1993, the Company purchased certain contracts and assets consisting of the Government Services business of SofTech, Inc. for an initial purchase price of $4.2 million which has been allocated as $0.9 million for the fair value of fixed assets acquired and $3.3 million to Goodwill.

The results of this acquisition have been included in the Company's operating results beginning December 1, 1993. If the acquisition had occurred at the beginning of fiscal 1994, revenues would have increased by approximately $10 million and $0.3 million in net income, which would have increased earnings per share by $0.03. Given that this acquisition represents only a limited number of contracts and assets of SofTech, Inc., it is impractical to estimate the impact that this acquisition would have had on the Company's 1993 revenues and earnings.


NOTE 11.  SUBSEQUENT ACQUISITION

The Company has entered into a letter of intent to acquire the business and certain net assets of Sunset Resources, Inc. ("SRI"). SRI provides engineering and information technology support services to the U.S. Air Force, and is a specialist in electronic data interchange. SRI's current annual revenues are approximately $12 million. The preliminary purchase price is $5.3 million and is to be paid in cash at closing, estimated to be on or near October 1, 1996. The agreement is subject to due diligence and approval by both companies. The transaction will be financed through the Company's new revolving line of credit.


NOTE 12. SEGMENT INFORMATION

Revenue from contracts with the United States government for 1996, 1995, and 1994 amounted to approximately $190,000,000 (78% of revenues), $176,000,000
(75% of revenues), and $130,000,000 (71% of revenues), respectively.

Information about operations in the United States and foreign countries (primarily in Western Europe), after the elimination of intercompany transactions, as of and for the years ended June 30 consists of:


(dollars in thousands)            1996            1995          1994[FN]
- ------------------------------------------------------------------------
Revenue
   United States                $215,311        $202,943        $156,775
   Foreign                        29,304          30,021          26,925
                                ----------------------------------------
   Combined                     $244,615        $232,964        $183,700
                                ========================================

Income before income taxes
   United States                $ 13,518        $ 11,512        $  7,400
   Foreign                         2,638           1,863           2,829
                                ----------------------------------------
   Combined                     $ 16,156        $ 13,375        $ 10,229
                                ========================================

Net income
   United States                $  8,215        $  6,908        $  4,427
   Foreign                         1,636           1,248           1,609
                                ----------------------------------------
   Combined                     $  9,851        $  8,156        $  6,036
                                ========================================

Identifiable assets
   United States                $ 86,762        $ 58,716        $ 56,568
   Foreign                        16,546          15,926          14,431
                                ----------------------------------------
   Combined                     $103,308        $ 74,642        $ 70,999
                                ========================================


[FN] Pretax income in 1994 includes extraordinary loss of $494.



NOTE 13. COMMON STOCK DATA (UNAUDITED)

The Company's stock trades on The Nasdaq Stock Market. The range of high and low sales prices for each quarter during this period are as follows:

                        1996                     1995
Quarter           High        Low           High        Low
- ------------------------------------------------------------
 First          $13 7/8     $11 1/4       $11 1/8     $7 1/2
 Second          13 1/2      11 1/4        12          9
 Third           12 1/4       9 1/2        10 7/8      8 7/8
 Fourth          15 3/4      12 1/4        12 7/8      8 3/4

NOTE 14. QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods have been included.

(dollars in thousands, except share data)

                                      First     Second     Third    Fourth
                                     --------   -------   -------   -------
Year ended June 30, 1996

  Revenue                             $57,610   $59,332   $62,324   $65,349
  Costs and expenses                   53,989    55,457    58,080    60,933
  Income taxes                          1,397     1,528     1,657     1,723
  Net income                            2,224     2,347     2,587     2,693
  Earnings per share                  $  0.21   $  0.22   $  0.24   $  0.25

Year ended June 30, 1995

  Revenue                             $54,881   $57,394   $61,620   $59,069
  Costs and expenses                   51,745    54,168    58,124    55,552
  Income taxes                          1,223     1,238     1,382     1,376
  Net income                            1,913     1,988     2,114     2,141
  Earnings per share                  $  0.18   $  0.19   $  0.20   $  0.20

Year ended June 30, 1994

  Revenue                             $38,200   $43,966   $48,953   $52,581
  Costs and expenses                   35,975    41,586    46,178    49,732
  Income taxes                            867       924     1,089     1,013
  Income before extraordinary item      1,358     1,456     1,686     1,836
  Extraordinary item-cost of
    shareholder lawsuit settlement
    (net of tax benefit)                 (300)        -         -         -
  Net income                            1,058     1,456     1,686     1,836
  Earnings per share
    Income before extraordinary item  $  0.13   $  0.14   $  0.16   $  0.17
    Extraordinary item                  (0.03)        -         -         -
    Net income                           0.10      0.14      0.16      0.17