Form 10-K405/A, Exhibit 13
period 1996-06-30
CACI INTERNATIONAL INC /DE/
filed 1997-08-14
CIK 16058

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Annual Report of CACI International Inc and subsidiaries on Form 10-K of our report dated August 12, 1996, appearing in the 1996 Annual Report to Shareholders of CACI
International Inc and subsidiaries for the year ended June 30, 1996.

     /s/

Deloitte & Touche LLP
Washington, D.C.
September 26, 1996
                               INDEPENDENT AUDITORS' REPORT

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

       /s/

Deloitte & Touche LLP
Washington, D.C.
August 12, 1996
                             REPORT OF INDEPENDENT ACCOUNTANTS


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

          /s/

Deloitte & Touche LLP
Washington, D.C.
August 12, 1996