Form 10-K405, Exhibit 13
period 1997-06-30
CACI INTERNATIONAL INC /DE/
filed 1997-09-16
CIK 16058

EXHIBIT 13

                             FINANCIAL CONTENTS



Selected Financial Information


Management's Discussion and Analysis


Schedule II: Valuation and Qualifying Accounts


Independent Auditors' Consent to incorporation of the financial information related to the Independent Auditors' Report by reference from the Annual Report to Shareholders


Independent Auditors' Consent to incorporation by reference of the financial information related to the Independent Auditors' Report to the Registration Statement dated January 24, 1997 of CACI International Inc on Form S-8


Independent Auditors' Report on Consolidated Financial Statement Schedule


Report of Independent Auditors


Statements of Operations


Balance Sheets


Statements of Cash Flows


Statements of Shareholders' Equity


Notes to Financial Statements


Quarterly Results

                            CACI INTERNATIONAL INC
                   FIVE-YEAR SELECTED FINANCIAL INFORMATION
                   (dollars in thousands, except per share)

                            INCOME STATEMENT DATA


Year ended June 30,           1997      1996      1995      1994      1993
-----------------------------------------------------------------------------

Revenues                    $272,984  $244,615  $232,964  $183,700  $145,148

Costs and expenses
  Direct costs               148,433   133,184   126,442    97,584    75,804
  Indirect costs and
    selling expenses          99,808    89,160    87,688    71,126    57,797
  Depreciation and
    amortization               6,852     5,510     4,981     4,341     3,367
                             -------   -------   -------   -------   -------
  Total operating expenses   255,093   227,854   219,111   173,051   136,968

  Income from operations      17,891    16,761    13,853    10,649     8,180
  Interest expense             1,105       605       478       420       471
  Shareholder lawsuit &
    merger costs                   -         -         -       494       901
  Excess facilities and
    lease termination cost         -         -         -         -     1,921
                             -------   -------   -------   -------   -------

Income before income taxes    16,786    16,156    13,375     9,735     4,887
Income taxes                   6,714     6,305     5,219     3,699     1,907
                             -------   -------   -------   -------   -------

Net income                  $ 10,072  $  9,851  $  8,156  $  6,036  $  2,980
                             =======   =======   =======   =======   =======

Earnings per share          $   0.92  $   0.92  $   0.77  $   0.57  $   0.29
                             =======   =======   =======   =======   =======


                              BALANCE SHEET DATA


June 30,                        1997      1996      1995      1994      1993
-----------------------------------------------------------------------------

Total assets                $118,860  $103,308   $74,642   $70,999   $58,417
Long-term obligations         10,568     2,414     2,340     2,492     2,898
Working capital               42,014    28,675    26,517    22,009    21,937
Shareholders' equity          70,774    55,338    44,485    37,738    30,497

                  MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


The following discussion and analysis is provided to enhance the understanding of, and should be read in conjunction with, the Financial Statements and the related Notes. All years refer to the Company's fiscal year which ends on June 30.

REVENUES

The table below sets forth, for the periods indicated, the customer mix in revenues with related percentages of total revenues.

(dollars in thousands, except as percents)

                              1997              1996              1995
                         ---------------   ---------------   ---------------

Department of Defense    $141,172  51.7%   $130,432  53.3%   $120,104  51.6%
Federal Civilian
  Agencies                 69,615  25.5      59,178  24.2      55,541  23.8
Commercial                 55,132  20.2      47,479  19.4      48,286  20.7
State & Local
  Governments               7,065   2.6       7,526   3.1       9,033   3.9
                          -------  ----     -------  ----     -------  ----

Total                    $272,984 100.0%   $244,615 100.0%   $232,964 100.0%
                          =======  ====     =======  ====     =======  ====


Total revenues in 1997 increased by $28.4 million, or 12%, from $244.6 million to $273.0 million, primarily due to 1996 and 1997 acquisitions coupled with internal growth in Federal Civilian Agencies and increased demand for commercial products and services.

All of the acquisitions have been accounted for as a purchase and the results of their operations included in the Company's revenues since the date of acquisition. The following reflects the year-to-year effect of applying this accounting treatment. Acquisitions made during the last two years accounted for $21.6 million of the 1997 revenue growth. On September 1, 1995, the Company acquired Automated Sciences Group, Inc. (ASG) which contributed approximately $2.8 million to 1997 first quarter revenues versus $1.2 million for the same quarter last year. On January 1, 1996, IMS Technologies, Inc.
(IMS) was acquired and contributed $8.3 million to the first six months ending December 31, 1996. On October 1, 1996, the Company acquired the majority of the business and assets of Sunset Resources, Inc. (SRI), which added 1997 revenues of approximately $11.5 million. On May 14, 1997, the Company acquired the Simulation Engineering Division of Statistica, Inc. which added revenues of approximately $0.2 million.

Total revenues in 1996 increased by 5% from $233.0 million to $244.6 million, primarily due to the ASG and IMS acquisitions discussed above, which contributed approximately $12.0 million and $8.6 million to 1996 revenues, respectively. Lack of internal growth in 1996 was partially attributable to the extensive delays in approval of federal government budgets during the year, which resulted in delays in new federal procurements.

The Department of Defense (DoD) revenue increase in 1997 was primarily attributable to the ASG and SRI acquisitions discussed above. The 1996 DoD revenue increase was primarily attributable to the ASG and IMS acquisitions partially offset by the give-back to the prime contractor of a Navy contract by the Company on April 1, 1995. This subcontract generated approximately $6.2 million in revenues in 1995, but was breakeven in terms of its profitability.

Federal Civilian Agencies revenues are primarily derived from Department of Justice (DoJ) litigation support efforts. The litigation support business with DoJ has grown substantially over many years. However, these services are dependent on the level of DoJ litigation that the Company is supporting at any period of time and have significant year-to-year fluctuations. Revenues from DoJ were $53.2 million, $47.4 million and $49.2 million in 1997, 1996 and 1995, respectively. The year-to-year comparisons of revenues from Federal Civilian Agencies were enhanced by $7.1 million and $8.3 million from the ASG and IMS acquisitions in 1997 and 1996, respectively.

Commercial revenues are derived primarily from the Company's Marketing Systems Group located in the U.K., to a lesser degree from the Simulation Systems Group, and from commercial litigation support. In 1997, Commercial revenues increased by $7.7 million primarily in the Marketing Systems Group, where increased demand for services raised revenues to $33.0 million from $28.8 million in 1996. In 1996, revenues declined $0.8 million largely as a result of a delay in the introduction of a Windows 95 version of its InSite™ product until mid-year. Revenues from the Simulation Systems Group increased by 16% in 1997 to $11.2 million. The nature of the Company's proprietary software products business is inherently less predictable than the Company's longer-term contract work with the U.S. Government and may fluctuate from year-to-year.

State & Local Governments revenues were $7.1 million and $7.5 million in 1997 and 1996, respectively. The $0.4 million revenue decline in 1997 was principally due to reduced demand from various state motor vehicle departments. The $1.5 million decline in 1996 revenues resulted primarily from an early termination of one of these efforts.

The Company's total backlog at July 31, 1997, increased to $1.0 billion, or 42%, from prior year's $705 million.

RESULTS OF OPERATIONS

In 1997, income from operations grew $1.1 million to $17.9 million, or 6.6% of revenues. There were several unusual or infrequently recurring items included in 1997 operating income which in the aggregate offset each other. On the positive side, the Company recovered $1.5 million on several old contract claims and prior year indirect rate settlements on its government contracts.
A $0.3 million pretax gain was recognized on the sale of a small, non-strategic software product business that had generated approximately $1.5 million of annual revenues. Offsetting these were $1.7 million of losses from productivity problems experienced in fixed unit price document management work in the litigation support business. This loss included a $0.5 million provision to cover anticipated losses in 1998 before productivity improvements can be fully effected to return the activity to a profitable condition.

In 1996, income from operations grew $2.9 million to $16.8 million, and as a percent of revenues improved to 6.8% from 5.9%. This margin improvement was the result of increased revenues, management's control of discretionary costs, $0.9 million in favorable settlements of contract claims, and a shift in contract mix from lower to higher margin business.

The following table sets forth the relative percentages that certain items of expense and earnings bear to revenues.


                           1997            1996            1995
                         ----------------------------------------

Revenues                  100.0%          100.0%          100.0%

Costs and expenses
  Direct costs             54.4            54.4            54.3
  Indirect & selling
    expenses               36.6            36.5            37.7
  Depreciation &
    amortization            2.4             2.3             2.1
                          -----           -----           -----
  Total operating
    expenses               93.4            93.2            94.1

Income from
  operations                6.6             6.8             5.9
Interest expense            0.5             0.2             0.2
                          -----           -----           -----

Income before income
  taxes                     6.1             6.6             5.7
Income taxes                2.4             2.6             2.2
                          -----           -----           -----

Net income                  3.7%            4.0%            3.5%
                          =====           =====           =====


During the last three years, as a percentage of revenues, total direct costs remained relatively stable at 54.4%, 54.4% and 54.3%. Direct costs include direct labor and other direct costs (i.e., non-labor) which are generally passed through to the customer without significant mark-up. Direct labor, the principal device of profit-bearing revenues, was 63.1%, 65.9% and 63.3% of total direct costs in 1997, 1996 and 1995, respectively. The higher 1996 percentage partially contributed to the higher overall margins in that year.

Indirect costs & selling expenses include fringe benefits, marketing and bid & proposal costs, indirect labor, and other indirect discretionary costs. From 1995 to 1997, fringe benefits, representing the largest category of indirect expenses, have been increasing as a percentage of revenues from 12.1% to 12.5% to 12.8%, respectively. The primary contributors to the fringe costs increases are higher-than-proportional increases in insurance and holiday &
vacation benefits costs.   However, indirect costs as a percentage of revenues
remained relatively stable in 1997, 36.6% versus 36.5% in 1996. In 1996 indirect costs as a percentage of revenues declined to 36.5% from the previous year's 37.7%, principally due to control in the growth of management costs while revenues were increasing sharply. The decline in indirect costs as a percent of revenues in 1996 was due primarily to management's efforts to reduce discretionary costs by $1.5 million to offset the negative effects on revenues resulting from delays in the 1996 federal government budget process. Throughout these periods, the Company has maintained a high level of marketing and bid & proposal activity.

Depreciation & amortization expenses increased by $1.3 million in 1997 to $6.9 million. Approximately $0.3 million of the increase is the result of the additional goodwill amortization associated with the ASG, IMS and SRI acquisitions. The remainder of the increase is the result of the increased level of fixed asset acquisitions, primarily purchases of computing and network equipment. Approximately half of the 1996 depreciation & amortization expense increase of $0.5 million was the result of the increased level of fixed asset acquisitions, primarily purchases of computing and network equipment, coupled with the addition of ASG and IMS fixed assets. The remainder of the growth was the result of ASG and IMS goodwill amortization.

Interest expense increased in 1997 and 1996 by $0.5 million and $0.1 million, respectively. The increases were the result of higher average borrowings during these periods to $15.6 million and $8.6 million, respectively, from the 1995 average of $6.9 million. The increased borrowings were primarily the result of the acquisitions previously discussed.

The effective income tax rates in 1997, 1996 and 1995 were 40%, 39% and 39%, respectively. The increase in the effective tax rate in 1997 is primarily the result of the increase in certain non-deductible amortization of goodwill expense associated with acquisitions.

EFFECTS OF INFLATION

Approximately 30% of the Company's business is conducted under cost-reimbursable contracts which automatically adjust revenues to cover increased costs from inflation. About 45% of the business is under time-and-materials contracts where labor rates are often fixed for several years. The Company generally is able to price these contracts in a manner to accommodate rates of inflation as experienced in recent years. The remaining portion of the Company's business is fixed-price and is primarily for product sales or other short-term efforts that would not be adversely affected by inflation.

LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of cash are from operating activities and bank borrowings. The Company's primary requirement for working capital is to carry billed and unbilled receivables, a majority of which are due under prime contracts with the U.S. Government.

During the past three years, the Company has consistently generated positive cash flow from operations sufficient to meet its normal working capital requirements and capital expenditures. In 1997 and 1996, the Company drew on its revolving line of credit to fund the previously mentioned acquisitions.
In January 1997 and 1996, due primarily to the mid-year acquisitions of Sales Performance Analysis Limited (SPA) and IMS, respectively, borrowings under the line of credit peaked at $19.2 million and $15.2 million, respectively. However, as a result of internally generated cash flows, the year-end 1997 and 1996 line of credit balances were reduced to $8.8 million and $10.0 million, respectively. Also see Note 9, Business Acquisitions, to the Notes of the Consolidated Financial Statements.

In anticipation of continuing its strategy of acquisitions, on July 26, 1996, the Company entered into a new three-year unsecured revolving line of credit. The new agreement permits borrowings of up to $50 million, with a sublimit of $30 million in the first year and $40 million in the second year available for acquisitions. Also see Note 4, Note Payable, of the Notes to the Consolidated Financial Statements.

In 1997, operations provided $15.0 million of cash compared to $6.6 million in 1996. The $8.4 million increase in 1997 is largely the result of a change in accounts receivable balances in the two years. In 1996, receivables increased by $5.5 million, thus reducing cash available from operations in that year due to late payment practices in several customer accounts. This situation improved in 1997 and permitted the Company to grow without an increase in receivables. There were only minor increases in working capital requirements in 1997 to detract from earnings before depreciation and amortization.

Investing activities used cash of approximately $17.8 million in 1997, versus $18.0 million for the same period last year. Acquisitions, discussed above, accounted for the majority of the investments, with most of the remaining investments allocated to the purchase of office and computer-related equipment.

During 1997, the Company's financing activities provided cash of approximately $3.2 million, primarily from a $1.2 million decrease in borrowings under the Company's revolving line of credit and from $4.4 million in proceeds and derived income tax benefits from exercises of stock options. In 1996, the Company's financing activities provided $11.2 million, primarily from a $10.0 million increase in borrowings under the Company's revolving line of credit and from a $1.2 million in proceeds and derived income tax benefits from exercises of stock options.

On October 1, 1996, the Company completed its acquisition of the business and most of the assets of SRI for an adjusted purchase price of $6.2 million. On January 3, 1997, the Company acquired the business of SPA for $2.6 million. On May 14, 1997, the Company purchased the Simulation Engineering Division of Statistica, Inc. for $0.8 million. All acquisitions were financed with borrowings under the existing line of credit.

The Company maintains a $50 million unsecured revolving credit facility in the U.S., and a 500,000 pound sterling unsecured line of credit in London, England. These credit facilities expire on July 1999, and December 1997, respectively. At June 30, 1997, the Company had approximately $42 million available for borrowing under its revolving lines of credit.

While the Company did not purchase any of its shares in 1996 and 1997, it has repurchased its shares in the open market in prior years. The Company has never paid any cash dividends as its policy is to invest earnings in the growth of the Company.

The Company believes that the combination of internally generated funds, available bank credit and cash on hand will provide for the required liquidity and capital resources for the foreseeable future.

                                                              SCHEDULE II

                   CACI INTERNATIONAL INC AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                FOR YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                            (dollars in thousands)


                                                           Other
                        Balance at                        Changes   Balance
                        Beginning  Additions                Add      at End
Description             of Period   at Cost   Deductions  (Deduct)  of Period
-----------             ---------  ---------  ----------  --------  ---------

1997
----

Reserves deducted
from assets to which
they apply:
  Allowances for
  doubtful receivables   $2,245     $1,006      $(590)      $327     $2,988
                          =====      =====       =====       ===      =====

1996
----

Reserves deducted
from assets to which
they apply:
  Allowances for
  doubtful receivables   $1,415     $  382      $(103)      $551     $2,245
                          =====        ===       =====       ===      =====

1995
----

Reserves deducted
from assets to which
they apply:
  Allowances for
  doubtful receivables   $1,664     $  493      $(754)      $ 12     $1,415
                          =====        ===       =====       ===      =====


                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Annual Report of CACI International Inc and subsidiaries on Form 10-K of our report dated August 12, 1997, appearing in the 1997 Annual Report to Shareholders of CACI
International Inc and subsidiaries for the year ended June 30, 1997.

     /s/

Deloitte & Touche LLP
Washington, D.C.
September 12, 1997

                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement dated January 24, 1997, of CACI International Inc on Form S-8 of our reports dated August 12, 1997, appearing in the Annual Report to Shareholders and incorporated by reference in this Annual Report on Form 10-K of CACI International Inc for the year ended June 30, 1997.

     /s/

Deloitte & Touche LLP
Washington, D.C.
September 12, 1997

                        INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of CACI International Inc
Arlington, Virginia



We have audited the consolidated financial statements of CACI International Inc and subsidiaries (the Company) as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and have issued our report thereon dated August 12, 1997; such consolidated financial statements and report are included in the 1997 Annual Report to Shareholders of CACI International Inc and subsidiaries and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of the Company, listed in the index at Item 14(a)2. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       /s/

Deloitte & Touche LLP
Washington, D.C.
August 12, 1997

                      REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders
CACI International Inc
Arlington, Virginia


We have audited the accompanying consolidated balance sheets of CACI International Inc and subsidiaries (the Company) as of June 30, 1997, and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997, and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

          /s/

Deloitte & Touche LLP
Washington, D.C.
August 12, 1997

                            CACI INTERNATIONAL INC
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                (amounts in thousands, except per share data)


Year ended June 30,              1997           1996           1995
---------------------------------------------------------------------

Revenues                       $272,984       $244,615       $232,964

Costs and expenses
  Direct costs                  148,433        133,184        126,442
  Indirect costs and
    selling expenses             99,808         89,160         87,688
  Depreciation and
    amortization                  6,852          5,510          4,981
                                -------        -------        -------
  Total                         255,093        227,854        219,111

Income from operations           17,891         16,761         13,853

Interest expense                  1,105            605            478
                                -------        -------        -------

Income before income taxes       16,786         16,156         13,375

Income taxes                      6,714          6,305          5,219
                                -------        -------        -------

Net income                     $ 10,072       $  9,851       $  8,156
                                =======        =======        =======

Earnings per share             $   0.92       $   0.92       $   0.77
                                =======        =======        =======

Weighted average shares
  outstanding                    11,005         10,716         10,611


See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)


ASSETS

June 30,                                     1997           1996
-----------------------------------------------------------------

Current assets
  Cash and equivalents                     $2,015         $1,778

  Accounts receivable
    Billed                                 59,294         59,330
    Unbilled                               11,549          7,770
                                           ------        -------
    Total accounts receivable              70,843         67,100

  Income taxes receivable                   2,984          1,627
  Deferred income taxes                       114            133
  Prepaid expenses and other                3,576          3,593
                                           ------        -------

Total current assets                       79,532         74,231

Property and equipment, net                11,605          9,055

Accounts receivable, long-term              7,015          7,289
Goodwill                                   15,459         10,548
Other assets                                4,486          1,813
Deferred income taxes                         763            372
                                          -------        -------

Total assets                             $118,860       $103,308
                                          =======        =======

                            CACI INTERNATIONAL INC
                   CONSOLIDATED BALANCE SHEETS (continued)
                            (dollars in thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY

June 30,                                    1997              1996
--------------------------------------------------------------------

Current liabilities
  Note payable                             $      -        $  9,987
  Accounts payable and accrued expenses      19,854          19,920
  Accrued compensation and benefits          12,527          13,406
  Deferred income taxes                       5,137           2,243
                                            -------         -------
Total current liabilities                    37,518          45,556

Note payable, long-term                       8,800               -
Deferred rent expenses                        1,627           2,274
Deferred income taxes                           141             140

Shareholders' equity
Common stock
  $.10 par value, 40,000,000 shares
  authorized, 14,215,000 and 13,755,000
  shares issued                               1,422           1,376
Capital in excess of par                     10,595           6,239
Retained earnings                            72,700          62,628
Cumulative currency translation adjustments    (281)         (1,243)
Treasury stock, at cost (3,526,000 shares)  (13,662)        (13,662)
                                            -------         -------
Total shareholders' equity                   70,774          55,338
                                            -------         -------


Total liabilities and shareholders'
equity                                     $118,860        $103,308
                                            =======         =======

See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)

Year ended June 30,                      1997      1996      1995
-----------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net income                             $10,072    $9,851    $8,156
Reconciliation of net income
  to net cash provided by
  operating activities
    Depreciation and amortization        6,852     5,510     4,981
    (Gain) loss on sale of property
      and equipment                       (657)       11       (12)
  Provision (benefit) for deferred
    income taxes                           392       811      (516)

Changes in operating assets and
  liabilities
    Accounts receivable                   (275)   (5,636)   (1,534)
    Prepaid expenses and other
     assets                                354       177       426
    Accounts payable and accrued
      expenses                            (873)    1,558    (4,811)
    Accrued compensation and vacation     (990)   (1,667)    2,664
    Deferred rent expense                 (638)     (462)      (49)
    Income taxes payable (receivable)      791    (3,571)       64
                                       -------   -------    ------

Net cash provided by operating
  activities                            15,028     6,582     9,369

CASH FLOWS FROM INVESTING ACTIVITIES

Acquisitions of property and
  equipment                             (6,544)   (4,198)   (4,172)
Proceeds from sale of property
  and equipment                            373        62        91
Purchase of businesses                 (10,351)  (13,372)        -
Capitalized software costs and
  other                                 (1,292)     (463)      133
                                       -------    ------    ------

Net cash used in investing
  activities                           (17,814)  (17,971)      (3,948)

                            CACI INTERNATIONAL INC
              CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                            (dollars in thousands)


Year ended June 30,                          1997        1996        1995
---------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds under line of credit             $116,472     $109,173    $ 79,684
Payments under line of credit             (117,658)     (99,186)    (82,429)
Proceeds from stock options                  4,401        1,205         470
Purchase of common stock for treasury            -            -      (2,154)

Net cash provided by (used in) financing
  activities                                 3,215       11,192      (4,429)

Effect of exchanges rates on cash and
  equivalents                                 (195)         (21)        63
                                           -------      -------     ------

Net increase (decrease) in cash and
  equivalents                                  237         (218)     1,055
Cash and equivalents, beginning of year      1,778        1,996        941
                                           -------      -------     ------

Cash and equivalents, end of year         $  2,015     $  1,778    $ 1,996
                                           =======      =======     ======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION

Cash paid during the year for income
  taxes, net of refunds                   $    924       $  7,240    $ 4,632
                                           =======        =======     ======
Cash paid during the year for interest    $  1,035       $    609    $   515
                                           =======        =======     ======

See Notes to Consolidated Financial Statements

                           CACI INTERNATIONAL INC
             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (amounts in thousands)



Cumulative
                                    Common stock        Capital
currency      Treasury stock         Total
                                  -----------------    in excess   Retained
translation   ----------------      shareholder's
                                  Shares     Amount     of par     earnings
adjustments   Shares     Amount       equity

--------------------------------------------------------------------------------
--------------

BALANCE, July 1, 1994             13,490     $1,349     $4,591     $44,621
$(1,315)     3,251     $(11,508)     $37,738

Net income                             -          -          -
8,156           -          -            -        8,156
Currency translation adjustments       -          -          -
-         275          -            -          275
Exercise of stock options
  (including $184 income tax
  benefit)                            78          8        462
-           -          -            -          470
Treasury shares purchased              -          -          -
-           -        275       (2,154)      (2,154)
                                  ------      -----      -----
------      ------      -----      -------       ------

BALANCE, June 30, 1995            13,568      1,357      5,053
52,777      (1,040)     3,526      (13,662)      44,485

Net income                             -          -          -
9,851           -          -            -        9,851
Currency translation adjustments       -          -          -
-        (203)         -            -         (203)
Exercise of stock options
  (including $618 income tax
  benefit)                           187         19      1,186
-           -          -            -        1,205
                                  ------     -----       -----
------      ------     ------      -------       ------

BALANCE, June 30, 1996            13,755     1,376       6,239
62,628      (1,243)     3,526      (13,662)      55,338

Net income                             -         -           -
10,072           -          -            -       10,072
Currency translation adjustments       -         -           -
-         962          -            -          962
Exercise of stock options
  (including $2,720 income tax
  benefit)                           460        46       4,356
-           -          -            -        4,402
                                  ------     -----       -----
------      ------     ------      -------       ------

BALANCE, June 30, 1997            14,215   $ 1,422     $10,595     $72,700
$    (281)     3,526     $(13,662)    $ 70,774
                                 =======    ======      ======
======      ======     ======      =======       ======


See Notes to Consolidated Financial Statements

                            CACI INTERNATIONAL INC
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITIES

The Company is an international information systems and high technology services corporation. It is a leader in computer-based information technology systems, custom software, integration and operations, imaging and document management, simulation, and proprietary database and software products. The Company provides worldwide services in support of U.S. national defense and civilian agencies, state governments, and commercial enterprises.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the statements of CACI International Inc and its wholly-owned subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of the fee earned. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Revenues on time-and-material contracts are recognized to the extent of billable rates times hours delivered plus material expenses incurred. Revenues from software license sales are recognized upon delivery when there is no significant obligation to perform after the sale, but are recognized under the percentage-of-completion method when there is significant obligation for production, modification or customization after the sale. Revenues from maintenance support services on these products are nonrefundable and generally recognized on a straight-line basis over the term of the service agreement. Provisions for estimated losses on uncompleted contracts are recorded in the period such losses are determined.

The Company's U.S. Government contracts (approximately 77% of total revenues in 1997) are subject to subsequent government audit of direct and indirect costs. The majority of such incurred cost audits have been completed through June 30, 1995. Management does not anticipate any material adjustment to the consolidated financial statements for subsequent periods.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. Depreciation of equipment has been provided over the estimated useful life of the respective assets of three-to-ten years, using the straight-line method. Leasehold improvements are generally amortized using the straight-line method over the respective remaining lease term or the useful life of the improvements, whichever is shorter.

(dollars in thousands)

June 30,                                    1997              1996
--------------------------------------------------------------------

Equipment and furniture                   $30,553           $24,007)
Leasehold improvements                      2,198             2,186
                                           ------            ------
Property and equipment, at cost            32,751            26,193
  Less accumulated depreciation
  and amortization                        (21,146)          (17,138)
                                           ------            ------
Total property and equipment, net         $11,605           $ 9,055
                                           ======            ======

CAPITALIZED SOFTWARE COSTS

Costs incurred internally in creating a computer software product are charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all software development costs are capitalized and subsequently reported at the lower of unamortized cost or estimated net realizable value. Capitalized costs are amortized based on current and future revenues for each product with annual minimum amortization equal to the straight-line amortization over the remaining estimated economic life of the product, which ranges from three-to-five years.

INCOME TAXES

The Company accounts for income taxes based upon the requirements of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS 109, the Company's deferred income taxes are recognized for the future tax consequences of differences between tax bases of assets and liabilities and financial reporting amounts, based upon enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

U.S. income taxes have not been provided on $17,714,000 in undistributed earnings of foreign subsidiaries that have been permanently reinvested outside the United States.

CURRENCY TRANSLATION

The assets and liabilities of the Company's foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rates in effect on the reporting date, and income and expenses are translated at the weighted average exchange rate during the period. The net effect of such translation gains and losses is not included in determining net income, but is accumulated as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income.

EARNINGS PER SHARE

Earnings per common share (EPS) are computed by dividing net earnings by the weighted average number of shares and equivalent shares outstanding during each of the years ended June 30, 1997, 1996 and 1995, of 11,005,000; 10,716,000; and 10,611,000, respectively. The weighted averages include the number of shares issuable upon exercise of stock options granted under the Employee Stock Incentive Plan after the assumed repurchase of shares with the related proceeds.

In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15 and makes them comparable to international EPS standards. The Statement is effective for financial statements issued for periods ending after December 15, 1997. Had this statement been effective for the years ended June 30, 1997, 1996 and 1995, earnings per share would have been presented as follows:



Year ended June 30,             1997        1996        1995
-------------------------------------------------------------

EPS                            $0.96       $0.97       $0.81
EPS-assuming dilution           0.92        0.92        0.77


STATEMENT OF CASH FLOWS

For purposes of the Statement of Cash Flows, short-term investments with an original maturity of three months or less are considered cash equivalents.

GOODWILL

The excess of cost over fair market value of net assets acquired is being amortized using the straight-line method, generally over 15 years. Accumulated amortization was $2,952,000 and $1,855,000 at June 30, 1997, and June 30, 1996, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective for fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," and, as permitted by this standard, will continue to apply the recognition and measurement principles of Accounting Principles Board Opinion No. 25 to its stock options. This statement requires footnote disclosure of the pro forma impact on net income and earnings per share of the compensation cost that would have been recognized if the fair value of all stock-based awards was recorded in the income statement. (See Note 6).

In June 1997, the Financial Accounting Standards Board (FASB) issued two
SFASs: SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." As specified by these statements, the Company will apply these statements beginning in fiscal 1999 and reclassify its financial statements for earlier periods provided for comparative purposes.

SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes FASB
Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidi aries.

At this point, the Company has not determined the impact of adopting SFAS 130 nor SFAS 131.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's accounts payable and accrued expenses approximate their fair value. The line of credit has a floating interest rate that varies with current indices and, as such, its recorded value approximates fair value.

USE OF ESTIMATES

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years' financial statements in order for them to conform to the current presentation.

NOTE 2.  CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The costs capitalized and amortized for the years ended June 30, 1997, 1996 and 1995, included on the Balance Sheets as other assets, were as follows:

(dollars in thousands)                1997       1996       1995
------------------------------------------------------------------

Annual activity
  Balance, beginning-of-year         $1,229     $1,068     $  865
  Capitalized during year             1,399        422        478
  Amortized during year                (599)      (261)      (275)
                                      -----      -----      -----

Balance, end-of-year                 $2,029     $1,229     $1,068
                                      =====      =====      =====

NOTE 3.  ACCOUNTS RECEIVABLE

Total accounts receivable are net of allowance for doubtful accounts of $2,988,000 and $2,245,000 at June 30, 1997, and June 30, 1996,
respectively.  Accounts receivable are classified as follows:


(dollars in thousands)                      1997            1996
------------------------------------------------------------------

Billed and billable receivables
  Billed receivables                       $52,159         $53,836
  Billable receivables at end of period      7,135           5,494
                                            ------          ------
  Total                                     59,294          59,330

Unbilled receivables
  Unbilled pending receipt of contractual
    documents authorizing billing           11,374           7,598
  Unbilled retainages and fee withholds
    expected to be billed within the next
    12 months                                  175             172
                                            ------          ------
                                            11,549           7,770
  Unbilled retainages and fee withholds
    expected to be billed beyond the next
    12 months                                7,015           7,289
                                            ------          ------
  Total unbilled receivables                18,564          15,059
                                            ------          ------

Total accounts receivable                  $77,858         $74,389
                                            ======          ======

NOTE 4.  NOTE PAYABLE

On July 26, 1996, the Company entered into a new revolving credit agreement which permits loans of up to $50 million, with sublimits of $30 million in the first year for acquisitions and $10 million for dividends and repurchase of Company stock. The agreement permits various borrowing options based on London Interbank Offered Rate (LIBOR), Prime Rate and Federal Funds. The current LIBOR option is at the applicable LIBOR rate plus 0.80%. In addition, the Company pays a fee of 0.09% on the unused portion of the facility. The interest rate and unused fee can increase based on increases in the debt leverage ratio. At June 30, 1997, the Company's calculated $34 million tangible net worth, as defined by the credit agreement, exceeded the base requirement by approximately $17 million. The agreement contains customary financial covenants and ratios related to debt leverage ratios, fixed charges coverage, and working capital. Under these agreements, the Company had outstanding borrowings of $8,800,000 and $9,987,000 at June 30, 1997, and 1996, respectively. The applicable interest rate on the loan balance was 6.7% and 5.9% at June 30, 1997, and 1996, respectively.

In prior periods, the Company had a $25 million revolving credit agreement scheduled to expire on March 31, 1997. Interest was charged on the outstanding borrowings at the lower of the bank's daily prime commercial lending rate or the Federal Funds rate plus 0.90% at June 30, 1996, and 1995. The credit agreement required, among other provisions, the maintenance of certain levels of net worth and working capital and placed certain restrictions on cash dividends and additional debt.

NOTE 5.  INCOME TAXES

The provision (benefit) for income taxes for the years ended June 30, consists of:

(dollars in thousands)             1997         1996         1995
------------------------------------------------------------------

Current
  Federal                         $2,911       $3,668       $3,649
  State and local                    675          802          798
  Foreign                            597        1,024          291
                                   -----        -----        -----
  Total current                    4,183        5,494        4,738
                                   -----        -----        -----

Deferred
  Federal                          2,050          693          207
  State and local                    454          152           46
  Foreign                             27          (34)         228
                                   -----        -----        -----
  Total deferred                   2,531          811          481
                                   -----        -----        -----

Total                             $6,714       $6,305       $5,219
                                   =====        =====        =====

A reconciliation of the income tax provision (benefit) and the amount computed by applying the statutory U.S. income tax rate of 34% is as follows for the years ended June 30:

(dollars in thousands)             1997       1996       1995
------------------------------------------------------------------

Amount at statutory U.S. rate     $5,707     $5,493     $4,548
State taxes, net of U.S. income
  tax benefit                        745        630        557
Taxes on foreign earnings at
  different effective rates           29        (25)       102
Other expenses not deductible
  for tax purposes                    74        130         63
Non-deductible goodwill              209        147         64
Foreign and research & develop-
  ment tax credits                   (50)       (70)      (115)
                                   -----      -----      -----
Total                             $6,714     $6,305     $5,219
                                   =====      =====      =====
Effective tax rate                 40.0%      39.0%      39.0%


The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities at June 30, 1997, and 1996, are as follows:

(dollars in thousands)                    1997         1996
------------------------------------------------------------

Deferred tax assets
  Accrued vacation and other expenses    $3,973       $3,685
  Deferred rent                             968          785
  Foreign transactions                      114          167
  Pension                                   280          163
  Other                                     270            -
                                         ------       ------
  Total deferred tax assets               5,605        4,800

Deferred tax liabilities
  Unbilled revenues                      (8,651)      (5,679)
  Depreciation                             (205)        (540)
  Capitalized software                     (562)        (176)
  Other                                    (588)        (283)
                                         ------        -----
  Total deferred tax liabilities        (10,006)      (6,678)
                                         ------       ------

Net deferred tax liability              $(4,401)     $(1,878)
                                         ======       ======

NOTE 6.  STOCK INCENTIVE PLAN

Until September 24, 1996, the Company had an Employee Stock Incentive Plan ("1986 Plan") which provided that key employees could be awarded some or all of the following: non-qualified stock options; incentive stock options within the meaning of the Internal Revenue Code; and common stock. The stock option exercise prices were at fair market value on the date of grant. Accordingly, no compensation cost has been recognized for the incentive stock option grants. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at grant dates for awards under those plans consistent with the method of accounting under SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(dollars in thousands, except per share)      1997      1996
---------------------------------------------------------------------

Net income
  As reported                               $10,072    $9,851
  Pro forma                                   9,681     9,683

Earnings per share
  As reported                               $  0.92    $ 0.92
  Pro forma                                    0.88      0.90


The fair value of each option is estimated on the date of grant using the Black-Sholes option-pricing model with the following additional assumptions:

Year ended June 30,                           1997       1996
----------------------------------------------------------------------

Dividend yield                                 0%          0%
Volatility rate                               47%         40%
Discount rate                                6.2%        6.6%
Expected term (years)                          3           3


At the Company's 1996 Annual Meeting on November 14, 1996, the shareholders approved a new Stock Incentive Plan ("1996 Plan"). The 1996 Plan permits award of incentive and non-qualified stock options, stock appreciation rights and stock grants to officers and employees of the Company, and would limit total awards and stock grants to 1,500,000 shares over the life of the Plan. Options for 114,000 shares have been granted under the 1996 Plan through June 30, 1997, and are exercisable for a period of ten years from the date of grant.

The period during which each option is exercisable is determined when granted, but in no event could options be granted under the 1986 Plan exercisable
after December 31, 2000.   Pursuant to the terms of the 1986 Plan, no grants
of options or other securities could be made after September 24, 1996.

Stock option activity and price information regarding the Plan follows:

(shares in thousands)                 Number of shares     Exercise price
--------------------------------------------------------------------------

Shares under option, July 1, 1994          1,381       $ 1.87 - $ 5.94
  Granted                                    133         8.56 -  10.88
  Exercised                                  (78)        1.87 -   5.94
  Forfeited                                  (22)        1.87 -   4.44
                                           -----
Shares under option, June 30, 1995         1,414         1.87 -  10.88
  Granted                                    198        10.00 -  14.44
  Exercised                                 (187)        1.87 -   5.94
  Forfeited                                  (46)        3.50 -  13.44
                                           -----
Shares under option, June 30, 1996         1,379         1.87 -  14.44
  Granted                                    188        11.06 -  19.31
  Exercised                                 (460)        1.87 -  13.44
  Forfeited                                  (46)        1.87 -  14.63
                                           -----
Shares under option, June 30, 1997         1,061         1.87 -  19.31
                                           =====

Options exercisable, June 30, 1997           745         1.87 -  14.44
                                           =====


Exercise prices are based on the market price of the Company's common stock at the date the options are granted.

NOTE 7.  PENSION PLAN

Through 1997, the Company had a defined contribution pension plan covering approximately 85% of its employees. The Company contributed to a trust an amount equal to 2.5% of a qualified employee's total fiscal year cash compensation, up to $35,000 per year, and an amount equal to 5% of cash compensation in excess of $35,000 per year subject to maximum contribution limitations. The total consolidated pension expense for the years ended June 30, 1997, 1996 and 1995 was $3,117,000, $2,745,000 and $2,565,000,
respectively. The Company funded current pension costs as they accrued annually.

Effective July 1, 1997, the Company merged its pension plan and voluntary 401(k) Plan into a single plan, the CACI $MART Plan. Current Company employees, who participated in the prior pension plan, had all their prior Company contributions become fully vested on June 30, 1997, and their balances transferred to the new CACI $MART Plan.

Effective July 1, 1997, employees will be immediately eligible to join the CACI $MART Plan. Employees can contribute up to 15% (subject to certain limitations and annual vesting) of their total compensation. For employees of participating subsidiaries, the Company will match contributions equal to 50% of the amount of the employee's contribution, up to 6% of the employee's total fiscal year cash compensation. In addition, the Company may also make discretionary profit sharing contributions to the plan. Employer contributions vest to the employees according to a vesting schedule entitling full vesting after five years of employment. Both plans are qualified under the Internal Revenue Code, as determined by the Internal Revenue Service.

NOTE 8.  COMMITMENTS AND CONTINGENCIES

The Company conducts its operations from leased office facilities, all of which are classified as operating leases and expire primarily over the next five years.

The following is a schedule of future minimum lease payments under non-cancelable leases with a remaining term greater than one year as of June 30, 1997:

                   Year ended         Operating leases
                    June 30,       (dollars in thousands)
                -----------------------------------------

                        1998             $10,559
                        1999               8,878
                        2000               6,671
                        2001               5,275
                        2002               3,094
                 Later years                  33
                                          ------

Total minimum lease payments             $34,510
                                          ======

Operating leases reflect the minimum lease payments net of a minimal amount of
sub-lease income.   Rent expense incurred from operating leases for the years
ended June 30, 1997, 1996 and 1995 amounted to $9,778,000, $8,938,000  and
$8,376,000, respectively.

The Company is involved in various lawsuits, claims and administrative proceedings arising in the normal course of business. Management is of the opinion that any liability or loss associated with such matters will not have a material adverse effect on the Company's operations and liquidity.

NOTE 9.  BUSINESS ACQUISITIONS

All of the acquisitions were made in either 1997 or 1996 and have been accounted for as a purchase, and the results of their operations have been included in the Company's statement of operations since the date of acquisition. The purchase price for each acquisition was allocated to the acquired assets and liabilities using their respective fair values at the date of acquisition. The excess, if any, has been recorded as goodwill and is being amortized on a straight line basis over 15 years. All of the acquisition purchases have been primarily financed through borrowings under the Company's existing line of credit.

1997 ACQUISITIONS

On October 1, 1996, the Company acquired the business and most of the assets of Sunset Resources, Inc. (SRI) for $6.2 million. SRI is an engineering and information technology firm that has focused on logistics and engineering support services to the Air Force and is an expert in electronic commerce. The excess of the purchase price over the fair value of the net assets acquired was $4.6 million.

On January 3, 1997, the Company acquired the business of Sales Performance Analysis Limited (SPA), including the intellectual property rights to certain software products, for $2.6 million. SPA develops and markets a unique range of specialized software products and services that enable companies to make more effective use of their field forces through the optimal configuration of sales and services territories. SPA's annual revenues prior to acquisition were $2.0 million. The excess of the purchase price over the fair value of
the net assets acquired is $0.7 million.   In addition, $1.7 million was
allocated to software which will be amortized over five years.

On May 14, 1997, the Company purchased the Simulation Engineering Division of Statistica, Inc., which specializes in computer modeling and simulation. The purchase price of $0.8 million was based on the value of the tangible assets acquired. Consequently there was no goodwill recorded with this purchase.

1996 ACQUISITIONS

Effective September 1, 1995, the Company purchased all of the outstanding stock of Automated Sciences Group, Inc. (ASG) for $4.9 million, payable in cash over four years. ASG provides information technology, engineering and environmental science services to the Department of Defense (DoD) and the Department of Energy. The purchase price is subject to a maximum $500,000 holdback contingent on the collection of certain receivables to be determined by August 31, 1998.

Effective January 1, 1996, the Company purchased all of the outstanding stock of IMS Technologies, Inc. (IMS) for $6.5 million in cash payable at closing, plus $1.5 million in cash payable to the four founders of IMS over three years. IMS provides a wide range of computer systems development and systems integration for a variety of applications. These services are provided to DoD as well as Department of Justice, Department of Education, Internal Revenue Service, and Drug Enforcement Agency.

The goodwill, the amount that the purchase prices exceeded the fair values of the net assets acquired, was $2.8 million for ASG and $3.1 million for IMS.

PRO FORMA INFORMATION (UNAUDITED)

The following unaudited pro forma combined condensed statements of operations set forth the consolidated results of operations of the Company for the years ended June 30, 1997, 1996 and 1995, as if the above mentioned acquisitions had occurred at the beginning of both the year of acquisition and the year prior to the acquisition. This unaudited pro forma information does not purport to be indicative of the actual financial position or the results that would actually have occurred if the combinations had been in effect for the years ended June 30:

(dollars in thousands, except per share)    1997       1996       1995
--------------------------------------------------------------------------

Revenues                                  $275,698   $265,234   $274,605
Net income                                  10,338      9,335      7,500
Earnings per share                            0.94       0.87       0.71

NOTE 10. SEGMENT INFORMATION

Revenues from contracts with the U.S. Government for 1997, 1996 and 1995 amounted to approximately $211,000,000 (77% of revenues), $190,000,000 (78% of revenues) and $176,000,000 (75% of revenues), respectively.

Information about operations in the U.S. and foreign countries (primarily in Western Europe), after the elimination of intercompany transactions, as of and for the years ended June 30, consists of:

(dollars in thousands)          1997            1996            1995
---------------------------------------------------------------------

Revenues
  United States              $239,645        $215,311        $202,943
  Foreign                      33,339          29,304          30,021
                              -------         -------         -------
  Combined                   $272,984        $244,615        $232,964
                              =======         =======         =======

Income before income taxes
  United States              $ 14,853        $ 13,518        $ 11,512
  Foreign                       1,933           2,638           1,863
                              -------         -------         -------
  Combined                   $ 16,786        $ 16,156        $ 13,375
                              =======         =======         =======

Net income
  United States              $  8,837        $  8,215        $  6,908
  Foreign                       1,235           1,636           1,248
                              -------         -------         -------
  Combined                   $ 10,072        $  9,851        $  8,156
                              =======         =======         =======

Identifiable assets
  United States              $ 97,847        $ 86,762        $ 58,716
  Foreign                      21,013          16,546          15,926
                              -------         -------         -------
  Combined                   $118,860        $103,308        $ 74,642
                              =======         =======         =======


NOTE 11.  COMMON STOCK DATA (UNAUDITED)

The Company's stock trades on the Nasdaq National Market System. The range of high and low sales prices for each quarter during this period are as follows:

                                  1997                  1996
Quarter                      High      Low         High      Low
-------                      -------------         -------------

First                       $18 5/8   $12         $13 7/8   $11 1/4
Second                       22        16          13 1/2    11 1/4
Third                        23 5/8    16 1/8      12 1/4     9 1/2
Fourth                       19 5/8    13 5/8      15 3/4     9 7/8


NOTE 12. QUARTERLY FINANCIAL DATA (UNAUDITED)

The quarterly financial data is unaudited, but in the opinion of management, all adjustments necessary for a fair presentation of the selected data for these interim periods have been included.

The 1997 fourth quarter results from operations include a $0.6 million after tax loss resulting from certain productivity problems experienced in a fixed unit price document management contract in the litigation support business. This loss includes a $0.3 million net income provision to cover anticipated losses in 1998, before productivity improvements can be fully effected to return the activity to a profitable condition.

(dollars in thousands, except per share)


                             First       Second        Third       Fourth
                            -------     --------      -------     --------

Year ended June 30, 1997

  Revenues                  $62,734     $68,821       $70,907      $70,522
  Costs and expenses         58,200      64,039        66,016       67,943
  Income taxes                1,836       1,936         1,912        1,030
  Net income                  2,698       2,846         2,979        1,549
  Earnings per share           0.25        0.26          0.27         0.14

Year ended June 30, 1996

  Revenues                  $57,610     $59,332       $62,324      $65,349
  Costs and expenses         53,989      55,457        58,080       60,933
  Income taxes                1,397       1,528         1,657        1,723
  Net income                  2,224       2,347         2,587        2,693
  Earnings per share           0.21        0.22          0.24         0.25